Exhibit 16.1

March 28, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Avistar Communications Corporation (Avistar) and, under the date of January 28, 2005, we reported on the consolidated financial statements of Avistar as of and for the years ended December 31, 2004 and 2003. On March 22, 2005, we notified Avistar that the client-auditor relationship with KPMG LLP will cease upon the completion of the audit of Avistar’s consolidated financial statements as of and for the year ended December 31, 2004 and the issuance of our report thereon. On March 28, 2005, we issued our report thereon and, therefore, the client-auditor relationship has ceased on that date. We have read Avistar’s statements included under Item 4.01 of its Form 8-K dated March 22, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Avistar’s statement that the audit committee is considering alternative independent auditors but has not yet engaged a successor to KPMG.

Very truly yours,